REVOLVING CREDIT FACILITY AGREEMENT


         THIS REVOLVING CREDIT FACILITY AGREEMENT ("this Agreement"), to be effective March 27, 1997, is entered into by and between MORGAN DRIVE AWAY, INC., an Indiana corporation ("Morgan"), TDI, INC., an Indiana corporation ("TDI"), INTERSTATE INDEMNITY COMPANY, a Vermont Corporation ("Interstate") and KEYBANK NATIONAL ASSOCIATION, a national banking association ("Bank").

         In consideration of the covenants and agreements contained herein, Morgan, Interstate and TDI and the Bank hereby mutually agree as follows:

                             ARTICLE I. DEFINITIONS

         Section 1.1. General. Any accounting term used but not specifically defined herein shall be construed in accordance with GAAP.

         The definition of each agreement, document, and instrument set forth in
Section 1.2 hereof shall be deemed to mean and include such agreement, document, or instrument as amended, restated, or modified from time to time.

         Interstate is a party to this Agreement as it will be entitled to request letters of credit in accordance with the terms, conditions, and restrictions set forth herein. The liability of Interstate under this Agreement is limited at any given time to the then aggregate dollar amount of letters of credit which have been issued at Interstate's request or for the benefit of Interstate, plus related interest, fees and costs hereunder.

         Section 1.2.  Defined Terms.  As used in this Agreement:

         "Affiliate" shall mean any Person (other than a Subsidiary):

         (a)      which   directly   or   indirectly   through   one   or   more
                  intermediaries controls, or is controlled by, or is under common control with, the Companies; or

         (b) Five percent (5%) or more of the equity interest of which is held beneficially or of record by the Companies or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Affiliate Bank" shall mean any one or more bank subsidiaries (other than the Bank) of KeyCorp and its successors.

         "Bank" shall mean KeyBank National Association, a national banking association with an office at 127 Public Square, Cleveland, Ohio 44114, and its successors and assigns.

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         "Beneficiary"  shall mean one or more insurance companies or regulatory bodies which are, or may become, beneficiaries of standby letter(s) of credit. Companies have entered into and/or may enter into agreements with various
insurance   companies   (each,   "Beneficiary")   under  which   Beneficiary  is
contingently liable for or may initially pay on behalf of Companies amounts attributable to the deductible portion of Companies' insurance program with Beneficiary, and under which Companies are obligated to repay Beneficiary for any such payments made by Beneficiary on behalf of Companies. Beneficiary has required Companies to provide a standby payment facility for payments made by Beneficiary on behalf of Companies attributable to the deductible portion of Companies' insurance program with Beneficiary. Additionally, Companies are or may be obligated to deposit money or pledge some other form of guaranty of payment with various state authorities wherein Companies are liable for excise or use taxes as a result of their use of the public roads for commercial trans portation in said states. To the extent Companies are or may be required to deposit money or pledge some other form of guaranty of payment, the appropriate state agency responsible for collection of such use taxes or bonding company shall be deemed to be a Beneficiary herein.

         "Business Day" means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio and, if the applicable Business Day relates to any Libor Rate Loan, on which dealings are carried on in the London interbank Eurodollar market.

         "Companies" shall mean Morgan Drive Away, Inc., an Indiana corporation, with its principal office located at Elkhart, Indiana; TDI, Inc., an Indiana corporation, with its principal office located in Elkhart, Indiana; and Interstate Indemnity Company and their successors.

         "Consolidated Net Worth" is defined as the net book value of Morgan Group's assets less all liabilities as determined on a consolidated basis for the Morgan Group and its Subsidiaries in accordance with GAAP.

         "Consolidated Pre-Tax Earnings" is defined as earnings (or losses) experienced by the Morgan Group and its subsidiaries as determined on a consolidated basis and as determined by GAAP. Consolidated Pre-Tax Earnings shall not include any extraordinary gains experienced by the Morgan Group and its subsidiaries.

         "EBIT" shall mean Consolidated Pre-Tax Earnings plus Net Interest Expense.

         "Environmental Law" means any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

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         "ERISA Affiliate" means each Person (whether or not incorporated) which together with Companies would be treated as a single employer under ERISA.

         "Event of Default" shall mean any one or more of the occurrences described in Article VII hereof.

         "Expiration Date" as to a Standby Letter of Credit means the earliest of: (1) 4:45 p.m. (Elkhart, Indiana time) on the Expiry Date of that Standby Letter of Credit; or (2) when the full stated amount of the Standby Letter of Credit has been drawn upon in a single drawing or aggregate of drawings; or (3) the day on which the Standby Letter of Credit is surrendered.

         "Funded Debt" is defined as the sum of funds provided by KeyBank to the Morgan Group and its Subsidiaries and the sum of all other borrowed debt of the Morgan Group and its subsidiaries, including capitalized lease obligations and corporate guaranties.

         "GAAP" shall mean generally accepted accounting principles as then in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

         "Guarantor" shall mean each Person that now or hereafter guarantees any portion of the Companies' Indebtedness payable to the Bank, and such Person's successors and shall include Morgan Group and all existing and to be created operating Subsidiaries of Morgan Group.

         "Indebtedness" shall mean for any Person: (1) all obligations to repay borrowed money, direct or indirect, incurred, assumed or guaranteed; (2) all obligations for the deferred purchase price of capital assets excluding trade payables; (3) all obligations under conditional sales or other title retention agreements; and (4) all lease obligations which have been or should be capitalized on the books of such Person.

         "Interest Coverage" shall mean the ratio of Consolidated Pre-Tax Earnings plus Net Interest Expense divided by Net Interest Expense.

         "Interest Period" means, with respect to any Libor Rate Loan, the period commencing on the date such Loan is made, continued, or converted and ending on the last day of such period as selected by Morgan or TDI (for purposes of this definition ("the Company") pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of such period as selected by the Company pursuant to the provisions below. The duration of each Interest Period for any Libor Rate Loan shall be one (1) month, two (2) months, three (3) months, or six (6) months, in each case as the Company may select upon notice, as set forth in Section 2.1(b), provided that:


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         (1)      whenever the last day of any Interest  Period would  otherwise occur on a day other than a Business Day, the last day of such Interest Period shall occur on the next succeeding Business Day, provided that if such extension of time would cause the last day of such Interest Period for a Libor Rate Loan to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

         (2) if the Company fails to so select the duration of any Interest Period, the duration of such Interest Period shall be three
                  (3) months in the case of a Libor Rate Loan; and

         (3) the Company may not select any Interest Period which both begins before and ends after the principal installment payment date set forth in Section 2.1(c).

         "Interstate" shall mean Interstate Indemnity Company, also a subsidiary of Morgan Group.

         "Leasing Company" shall mean Key Corp Leasing Company, and its successors.

         "Leverage" is defined as Funded Debt divided by the sum of Funded Debt plus Consolidated Net Worth.

         "Libor Rate" means, for any Interest Period for any Libor Rate Loan, an interest rate per annum (rounded upwards to the next higher whole multiple of 1/16% if such rate is not such a multiple) equal at all times during such Interest Period to the quotient of: (1) the rate per annum (rounded upwards to the next higher whole multiple of 1/16% if such rate is not such a multiple) at which deposits in United States dollars are offered at 11:00 a.m. (London, England time) (or as soon thereafter as is reasonably practicable) by prime banks in the London interbank Eurodollar market two (2) Business Days prior to the first day of such Interest Period in an amount and maturity of such Libor Rate Loan, divided by: (2) a number equal to 1.00 minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the Libor Reserve Requirements current on the date two (2) Business Days prior to the first day of such Interest Period.

         "Libor Rate Loan" means any Loan that bears interest with reference to the Libor Rate.

         "Libor Reserve Requirements" means, for any Interest Period for any Libor Rate Loan, the maximum reserves (whether basic, supplemental, marginal, emergency or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including "Eurocurrency liabilities" (as defined in Regulation D of the Board of Governors of the Federal Reserve System) having a term equal to such Interest Period.

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         "Lien"  shall  mean any  mortgage,  security  interest,  lien,  charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

         "Loan" or "Loans" shall mean the Revolving Loans.

         "Loan Documents" shall mean this Agreement, the Note, the Security Agreements of even date herewith, and any other documents relating thereto.

         "Margin Stock" shall have the meaning given to it under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

         "Morgan   Group"  shall  mean  The  Morgan  Group,   Inc.,  a  Delaware
corporation, of which the Companies are a subsidiary.

         "Multiemployer Plan" means a plan described in ERISA which covers employees of the Companies or an ERISA Affiliate.

         "Net Interest Expense" is interest expense as defined by GAAP less interest income as defined by GAAP.

         "Note" shall mean the Promissory Note, in the form of Exhibit "A" attached hereto, signed and delivered by the Companies to evidence their obligation to the Bank in accordance with Section 2.1 hereof (including all extensions, renewals, and modifications).

         "Other Collateral Documents" shall mean each and every document executed and delivered by any third person or entity in favor of Bank, pledging, securing or guaranteeing any indebtedness owed to Bank or otherwise obligating such third person or entity to Bank on behalf of Companies.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Title IV of ERISA.

         "Person" shall mean any natural person, corporation (which shall be deemed to include business trust), association, partnership, joint venture, political entity or political subdivision thereof.

         "Plan" shall mean any plan (other than a Multiemployer Plan) defined in ERISA in which the Companies or any subsidiary are, or has been at any time during the preceding two (2) years, an "employer" or a "substantial employer" as such terms are defined in ERISA.


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         "Potential Default" shall mean any condition,  action or failure to act which, with the passage of time, service of notice, or both, will constitute an Event of Default under this Agreement.

         "Prime Rate" shall mean that interest rate established from time to time by the Bank as the Bank's Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit.

         "Prime Rate Loan" means any Loan that bears interest with reference to the Prime Rate.

         "Prohibited Transaction" shall mean any prohibited transaction as that term is defined for purposes of ERISA.

         "Reportable Event" shall mean any reportable event as that term is defined for purposes of ERISA.

         "Revolving Loan(s)" means the revolving credit extended by the Bank under the Master Revolving Loan Note pursuant to Article II hereof.

         "Security Agreement" shall mean each and every security agreement related to this Agreement, executed and delivered by Companies in favor of Bank, including, but not limited to, the Security Agreements dated this date and executed and delivered by Companies to Bank, and any and all security agreements ratified pursuant to Section 4.4.

         "Standby Letter of Credit" shall mean a letter of credit issued by the Bank pursuant to this Agreement and shall include the letters of credit issued by the Bank that are listed on Exhibit "B," and shall also include any amended Standby Letter of Credit or any replacement Standby Letter of Credit, and any other Standby Letter of Credit issued by Bank under this Agreement.

         "Subordinated Debt" shall mean Indebtedness of a Person which is subordinated in writing, in a manner satisfactory to the Bank, to all Indebtedness owing to the Bank.

         "Subsidiary" shall mean any corporation fifty-one percent (51%) of the outstanding voting stock of which is at the time directly or indirectly owned by Companies or by one or more of their Subsidiaries, or by the Morgan Group.

         "Termination Date" shall mean April 30, 1999, or such earlier date on which the commitment of the Bank to make loans pursuant to Section 2.1(a) hereof shall have been terminated pursuant to Article VIII of this Agreement.


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         "Total  Indebtedness" shall mean the total of all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities on the liability side of the balance sheet as of the date of determination.

         The foregoing definitions shall be applicable to the singulars and plurals of the fore going defined terms.

                          ARTICLE II. REVOLVING CREDIT
                      AND STANDBY LETTER OF CREDIT FACILITY

                                REVOLVING CREDIT

         Section 2.1. Amount of Revolving Credit. The Bank hereby agrees, subject to the terms and conditions of this Agreement, to make, continue, and convert Revolving Loans to Morgan and TDI as follows:

         (a) The Bank will, subject to the terms and conditions of this Agreement, make one or more Revolving Loans to Morgan and TDI from time to time on and after the date of this Agreement through and including the Termination Date, in an aggregate principal amount not to exceed Ten Million Dollars ($10,000,000.00) outstanding at any one time (Revolving Credit). All issued Standby Letters of Credit, whether issued at the request of Morgan, Interstate or TDI, shall be included in the calculation of the unpaid aggregate principal outstanding and shall reduce the amount of the Revolving Loans available dollar for dollar. Morgan and TDI may borrow, prepay, and reborrow such maximum amount of credit; provided, however, that except as otherwise provided in this Agreement, Morgan and TDI may prepay any Libor Rate Loan only on the last day of the applicable Interest Period for such Loan. The Companies may from time to time, upon not less than three (3) Business Days' prior notice made by telegraph, Telex or telephone and confirmed in a writing delivered to the Bank, terminate or reduce permanently, the commitment of the Bank to make Revolving Loans pursuant to this Section 2.1(a) hereof by the amount of Five Hundred Thousand Dollars ($500,000.00) or any integral multiple thereof; provided that Morgan and TDI shall immediately pay to the Bank the amount, if any, by which the aggregate principal amount of such Revolving Loans outstanding plus the stated amount of the Standby Letters of Credit exceeds such reduced commitment of the Bank at that time. If, however, after giving effect to any such payment any Libor Rate Loans would be prepaid prior to the end of their respective Interest Periods, the notice of the termination or permanent reduction in the commitment of the Bank to make Revolving Loans pursuant to Section 2.1(a) shall be deemed to be Morgan and TDI's request that such termination or reduction be effective on the last day of such Interest Periods.


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         (b)      Each  Revolving Loan that is made as or converted into a Prime
                  Rate Loan shall be made or converted on such  Business Day and
                  in  such  amount  (equal  to  One  Hundred   Thousand  Dollars
                  ($100,000.00) or any integral multiple thereof) as Morgan or TDI, jointly or individually, shall request by written notice given to the Bank no later than 11:00 a.m. (Cleveland, Ohio time) on the date of disbursement of or conversion into the requested Prime Rate Loan; provided, however, that a Libor Rate Loan may be converted into a Prime Rate Loan only upon the expiration of the Libor Rate Loan's Interest Period except in situations covered by Sections 2.7 and 2.8 of this Agreement. Each Revolving Loan that is made or continued as or converted into a Libor Rate Loan shall be made, continued, or converted on such Business Day, in such amount (equal to One Hundred Thousand Dollars ($100,000.00) or an integral multiple thereof), and with such an Interest Period as Morgan or TDI shall request by written notice given to the Bank no later than 11:00 a.m. (Cleveland, Ohio time) on the third Business Day prior to the date of disbursement or continuation of or conversion into the requested Libor Rate Loan. Each written notice of any Libor Rate Loan shall be irrevocable and binding on Morgan and TDI and Morgan and TDI shall indemnify the Bank against any loss or expense incurred by the Bank as a result of any failure by Morgan or TDI to consummate such Revolving Loan, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Bank to fund the Revolving Loan. A certificate as to the amount of such loss or expense submitted by the Bank to Morgan and TDI shall be conclusive and binding for all purposes, absent manifest error. In the event that Morgan or TDI fails to provide the Bank with the required written notice, Morgan or TDI shall be deemed to have given a written notice that such Revolving Loan shall be converted to a Prime Rate Loan on the last day of the applicable Interest Period. All Revolving Loans under this Section shall be evidenced by the Master Revolving Note, dated the date hereof. The Note shall be a master note, and the principal amount of all Revolving Loans outstanding shall be evidenced by the Note or any ledger or other record of the Bank, which shall be presumptive evidence of the principal owing and unpaid on the Note.

         (c) Morgan and TDI shall repay to the Bank on the Termination Date, the principal amount of all Revolving Loans evidenced by the Master Revolving Note that are outstanding on the Termination Date.

         Section 2.2.  Interest Rate.

         (a) Each Revolving Loan that is a Libor Rate Loan shall bear interest during each Interest Period at a fixed rate per annum equal to the Libor Rate for such Interest Period plus the Libor Margin. The Libor Margin as of the date of this Agreement shall be one hundred fifty (150) basis points. The Libor Margin

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                  shall  be  adjusted  on a  quarterly  basis as  follows:  Upon submission of Morgan Group's consolidated quarterly financial statements the Libor Margin shall be determined for the succeeding quarter by KeyBank using the following matrix:

                  EBIT                                             Libor Margin
                  Less than $3,000,000.00                      150 basis points

                  Greater than or equal to $3,000,000.00
                  but less than $4,500,000.00                  125 basis points

                  Greater than or equal to $4,500,000.00       100 basis points

                  This matrix is based upon certain levels of Morgan Group's EBIT on a rolling four (4) quarter basis.

                  The special charges included in the 1996 audited financial statements related to the closing of the Truckaway segment of the specialized transport division of Morgan shall be excluded for testing purposes in an amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000.00) for special charges and Seven Hundred Fifty Thousand Dollars ($750,000.00) for insurance claim reserves.

                  Each Revolving Loan that is a Prime Rate Loan shall bear interest at a floating rate per annum equal to the Prime Rate. In the event of any change in the Prime Rate, the rate of interest upon each Prime Rate Loan shall be adjusted to immediately correspond with such change, except such interest rate shall not exceed the highest rate permitted by law.

         (b) After the maturity of any Revolving Loan, the unpaid principal amount of the Revolving Loan, and accrued interest thereon, or any fees or any other sum payable hereunder, shall thereafter until paid in full bear interest at a rate per annum equal to three percent (3%) in excess of the Prime Rate in effect from time to time, which rate shall be adjusted in the manner described in Section 2.2(a) above.

         Section 2.3. Interest Payments. Morgan and TDI shall pay to the Bank interest on the unpaid principal balance of each Prime Rate Loan on: (1) the date such Loan is converted to a Libor Rate Loan; and (2) on the last day of each month hereafter and at maturity. Morgan and TDI shall pay to the Bank interest on the unpaid principal balance of each Libor Rate Loan on: (1) the date such Loan is converted to a Prime Rate Loan; (2) the last day of the applicable Interest Period of such Loan; or (3) each date an installment of principal becomes due and payable in accordance with Section 2.1 hereof, whichever is earlier. Additionally, if the

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applicable Interest Period exceeds three (3) months, interest shall also be paid at quarterly intervals during the course of the applicable Interest Period.

         Section 2.4. Payment. Morgan and TDI may pay any Prime Rate Loans in whole, or in part, in the principal amount of One Hundred Thousand Dollars ($100,000.00) or any integral multiple thereof, at any time or times upon same day by 11:00 a.m. Cleveland time notice made by telephone to the Bank. Morgan and TDI may pay any Libor Rate Loan in whole or in part, in the principal amount of One Hundred Thousand Dollars ($100,000.00) or any integral multiple thereof only on the last day of the Interest Period applicable to such Loan upon not less than three (3) Business Days' prior written notice given to the Bank.

         Section 2.5. Fees. Morgan and TDI shall pay to the Bank a total yearly fee of one-fourth percent (1/4%) of the total amount of the Revolving Credit ($10,0000,000.00) set forth in Section 2.1 whether or not the entire amount of the Revolving Credit is available or used. This fee shall be paid quarterly, in advance.

         Morgan and TDI shall also pay to the Bank; prior to maturity (whether by acceleration or otherwise), for each payment of principal or interest not paid when due, a late fee equal to the greater of five percent (5%) of such payment or One Hundred Dollars ($100.00).

         Section 2.6. Computation of Interest and Fees. Interest on Loans shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed. Interest on unpaid fees, if any, hereunder shall be computed on the basis of a year of three hundred sixty (360) days and paid for the actual number of days elapsed.

         Section 2.7.  Additional Costs.

         (a) If, due to either: (1) the introduction of, or any change in, or in the interpre tation of, any law or regulation; or (2) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of making, funding or maintaining Loans, then Morgan and TDI shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to reimburse the Bank for any such additional costs. A certificate of the Bank submitted to Morgan and TDI as to the amount of such additional costs, shall be conclusive and binding for all purposes, absent manifest error. Upon notice from Morgan or TDI to the Bank within five (5) Business Days after the Bank notifies Morgan and TDI of any such additional costs pursuant to this Section 2.8(a), Morgan and TDI may either: (1) prepay in full all Loans of any types so affected then outstanding, together with interest accrued thereon to the date of such prepayment; or (2) convert all Loans of any types so affected then out standing into Loans of any other type not so affected upon not less than four (4) Business Days' notice to the Bank. If any such prepayment or conversion of

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                  any Libor Rate Loan  occurs on any day other than the last day of the applicable Interest Period for such Loan, Morgan and TDI also shall pay to the Bank such additional amounts sufficient to indemnify the Bank against any loss, cost or expense incurred by the Bank as a result of such prepayment or conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Bank to fund any such Loan, and a certificate as to the amount of any such loss, cost or expense submitted by the Bank to Morgan and TDI shall be conclusive and binding for all purposes, absent manifest error.

         (b) If either: (1) the introduction of, or any change in, or in the interpretation of, any law or regulation; or (2) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and the Bank determines that the amount of such capital is increased by or based upon the existence of the Loans (or commitment to make the Loans) and other extensions of credit (or commitments to extend credit) of similar type, then, upon demand by the Bank, Morgan and TDI shall pay to the Bank from time to time as specified by the Bank additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Bank's Loans (or commitment to make the Loans). A certificate of the Bank submitted to Morgan and TDI as to such amounts shall be conclusive and binding for all purposes, absent manifest error. Upon notice from Morgan or TDI to the Bank within five (5) Business Days after the Bank notifies Morgan or TDI of any such additional costs pursuant to this Section 2.8(b), Morgan or TDI may either: (1) prepay in full all Loans of any types so affected then outstanding, together with interest accrued thereon to the date of such prepayment; or (2) convert all Loans of any types so affected then outstanding into Loans of any other type not so affected upon not less than four (4) Business Days' notice to the Bank. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, Morgan and TDI also shall pay to the Bank such additional amounts sufficient to indemnify the Bank against any loss, cost or expense incurred by the Bank as a result of such prepayment or conversion, including, without limitation, any loss (including loss of anticipated
                  profits),   cost  or  expense   incurred   by  reason  of  the
                  liquidation or reemployment of deposits or other funds acquired by the Bank to fund any such Loan, and a certificate as to the amount of any such loss, cost or expense submitted by the Bank to Morgan or TDI shall be conclusive and binding for all purposes, absent manifest error.

         Section 2.8. Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for the Bank to perform its obligations hereunder to make, continue or convert Libor Rate Loans hereunder, then: (1) on notice thereof by the Bank to Morgan or TDI, the obligation of the Bank to make or continue a Loan of a type so affected or to convert any type of Loan into a Loan of a type so affected shall terminate and the Bank shall thereafter be obligated to make Prime Rate Loans whenever any written notice requests any type of Loans so affected; and (2) upon demand therefor by the Bank to Morgan or TDI, Morgan or TDI shall either, (a) forth with prepay in full all Loans of the type so affected then outstanding, together with interest accrued thereon, or (b) request that the Bank, upon four (4)
Business Days' notice, convert all Loans of the type so affected then outstanding into Loans of a type not so affected. If any such prepayment or conversion of any Libor Rate Loan occurs on any day other than the last day of the applicable Interest Period for such Loan, Morgan and TDI also shall pay to the Bank such additional amounts sufficient to indemnify the Bank against any loss, cost or expense incurred by the Bank as a result of such prepayment or conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Bank to fund any such Loan, and a certificate as to the amount of any such loss, cost or expense submitted by the Bank to Morgan or TDI shall be conclusive and binding for all purposes, absent manifest error.

         Section 2.9. Renewals/Extensions. In 1998 and in each year thereafter, Morgan and TDI may request in writing an extension of the Termination Date for an additional one-year period. Such written request must be accompanied by the Morgan Group's preceding fiscal year's audited financial statements and any other financial information reasonably requested by Bank. Any such extension shall be in each instance, made in the Bank's sole discretion. Upon such extension, the Termination Date shall be changed to reflect the extension.

         Section 2.10. Liability of Morgan and TDI. Morgan and TDI shall each be jointly, severally, and unconditionally liable for all payments owing under the Revolving Credit without regard to which of the Companies actually draws down or received the proceeds from the Revolving Loan.

                        STANDBY LETTER OF CREDIT FACILITY

         Section 2.11. Amount and Terms of Standby Letter of Credit Facility. The Bank hereby agrees, subject to the terms and conditions of this Agreement, to issue one or more standby letters of credit as follows:

         (a) The Bank agrees, subject to the terms and conditions of this Agreement, to issue one or more standby letters of credit to the Beneficiary for account of the Companies from time to time, to cover payments made by Beneficiary on behalf of Companies and attributable to the deductible portion of Companies' insurance program with the Beneficiary; provided, however, the total of all issued Standby Letters of Credit shall not exceed, in the aggregate, Seven Million Dollars ($7,000,000.00) (the stated amount). Of the Seven Million Dollar ($7,000,000.00) aggregate amount, Bank agrees, subject to all other terms and provisions of this Agreement to issue up to Five Hundred Thousand Dollars ($500,000.00) in Standby Letters of Credit outstanding at any one time at the request of or for use by Interstate.

                  As set forth in Section 2.1, issued Standby Letters of Credit shall reduce the amount of the Revolving Credit available hereunder by the stated amount of the Standby Letter of Credit, dollar for dollar.

         (b) Drawings under the Standby Letter of Credit shall be made only by Beneficiary pursuant to the terms and provisions of, and subject to the conditions set forth in, the Standby Letter of Credit.

         (c) No Standby Letter of Credit shall be issued for a period of time exceeding one year and no Standby Letter of Credit shall be issued with an expiration date which is later than the date which is fifteen (15) business days prior to the Termination Date.

         Section 2.12.  Reimbursement and Other Payment Obligations.

         (a) Companies shall pay Bank, on demand and in lawful United States funds, the amount paid by Bank on each draft or other order, instrument or demand drawn or presented under the Letter of Credit.

         (b) Companies shall pay Bank interest at a floating rate per annum equal to the Bank's Prime Rate on all amounts paid by Bank in connection with a Letter of Credit from the date of such payment until Bank receives Companies' reimbursement therefor. In the event of any change in the Prime Rate, the rate of interest upon each Prime Rate Loan shall be adjusted to immediately correspond to such change, except such interest rate shall not exceed the highest rate permitted by law. Interest shall be calculated on the basis of a three hundred sixty (360) day year and paid for actual days elapsed and shall be paid on the last day of each month beginning with the first month following a payment by Bank in connection with a Letter of Credit.

         (c) No interest shall be payable on drawings which are reimbursed on or prior to 1:00 p.m. (Cleveland, Ohio time) on the day on which the Bank honors such drawings. After such time, interest shall be payable by the Companies on such reimbursable amounts at a floating rate per annum equal to the Bank's Prime Rate.

         Section 2.13. Increased Cost. If any law or regulation hereinafter enacted or, any change in any law or regulation, or any interpretation by any court or administrative, banking or governmental authority charged or claiming to be charged with the administration applicable to the Bank, shall:

         (a)      impose,  modify  or  make  applicable  any  reserve,   special
                  deposit, risk/capital ratio or similar requirement against letters of credit issued by the Bank;

         (b)      impose  on  the  Bank  any  other  condition   regarding  this
                  Agreement or the Standby Letter of Credit; or

         (c) subject the Bank to any tax (other than taxes based upon gross revenues or income), charge, deduction or withholding of any kind whatsoever;

and the result of any event referred to in clause (a), (b) or (c) above shall be to increase the cost to the Bank issuing or maintaining the Standby Letter of Credit (which increase in cost shall be the result of a reasonable allocation of the aggregate of such cost increase as resulting from such events), or to reduce the amount of principal, interest or any fee or compensation to be paid to the Bank under this Agreement or the Standby Letter of Credit or the Note, then, not later than five (5) business days following demand for payment by the Bank, the Companies shall pay to the Bank, from time to time as specified by the Bank, additional amounts which shall be sufficient to compensate the Bank for such increased cost or reduction. Any such amounts that remain unpaid as of the end of said fifth business day shall accrue interest after such date at a floating rate of the prime rate plus one percent (1%). A certificate setting forth in reasonable detail such increased cost or reduction incurred by the Bank as a result of any event referred to in clause (a), (b) or (c) above, submitted by the Bank to the Companies, shall be conclusive, absent manifest error, as to the amount. The obligations of the Companies under this section shall survive the termination of this Agreement.

         Section 2.14. Note and Payments. As soon as practicable under the circumstances (which sometimes may be after a draw under the Standby Letter of Credit is honored by the Bank) the Bank will make an attempt to notify telephonically the appropriate Company (Morgan, TDI or Interstate) that it has received a demand for a draw under the Standby Letter of Credit and in any event the Bank will notify the Company forthwith after a draw under the Standby Letter of Credit is honored by the Bank. Upon demand, all payments by the Companies to the Bank with respect to the Standby Letters of Credit shall be made in lawful currency of the United States in immediately available funds at the Bank's office at 127 Public Square, Cleveland, Ohio. In the event that the date specified for any payment is not a business day, such payment shall be made not later than the next following business day and interest shall be paid at the rate provided for in this Agreement on any such payment. Obligations of Companies to Bank shall be evidenced by the Note or any ledger or other record of the Bank, which shall be presumptive evidence of the principal owing and unpaid on the Note.

         Section 2.15. Letter of Credit Fee. Companies shall pay Bank an annual fee based on the stated amount of each Standby Letter of Credit on or before the date of issuance and on each anniversary date of the date of issuance of that Standby Letter of Credit.

         The fee for the entire year shall be determined and paid on the date of issuance based upon the Letter of Credit fee in effect on the date of issuance, and on each anniversary date. The fee for Standby Letters of Credit shall be adjusted on a quarterly basis as follows: Upon submission of Morgan Group's consolidated quarterly financial statements, the Standby Letter of Credit fee shall be determined for Letters of Credit issued in the succeeding quarter by KeyBank using the following matrix:

         EBIT                                              Letter of Credit Fee
         Less than $3,000,000.00                           150 basis points

         Greater than or equal to $3,000,000.00
         but less than $4,500,000.00                       125 basis points

         Greater than or equal to $4,500,000.00            100 basis points

         This matrix is based upon certain levels of Morgan Group's EBIT on a rolling four (4) quarter basis.

         The special charges included in the 1996 audited financial statements related to the closing of the Truckaway segment of the specialized transport division of Morgan shall be excluded for testing purposes in an amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000.00) for special charges and Seven Hundred Fifty Thousand Dollars ($750,000.00) for insurance claim reserves.

Also, Companies agree to pay an issuance fee equal to the Bank's standard issuance fee at the time of issuance and the Bank's standard amendment fee for each amendment. Companies shall also pay the fees of Bank for review of any draw of a letter of credit.

         Section 2.16. Indemnification. In addition to any other amounts payable by the Companies under this Agreement, the Companies hereby agree to pay and indemnify the Bank from and against any and all claims, liabilities, losses, costs, and expenses (including, without limitation, reasonable attorney's fees) which the Bank may incur or be subject to as a consequence, directly or indirectly, of:

         (a) the issuance of, or payment or failure to pay under the Standby Letter of Credit;

         (b) any breach by the Companies of any warranty term or condition in, or the occurrence of any default under, this Agreement, including all reasonable fees or expenses resulting from the settlement or defense of any claim or liabilities arising as a result of any such breach or default; and

         (c) any suit, investigation or proceeding as to which the Bank is involved as a consequence, direct or indirect, of its issuance of the Standby Letter of Credit or its execution of this Agreement or any other event or transaction contemplated by any of these matters. The obligations of the Companies under this section shall survive the termination of this Agreement.

         Section 2.17. Nature of Bank's Duties. The Companies assume all risks of the acts, omissions or misuse of the Standby Letter of Credit by Beneficiary or any successor; and except for instances of willful misconduct by Bank, the Bank shall not be responsible:

         (a) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted in connection with the application for and issuance of, or the making of a drawing under, the Standby Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

         (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Standby Letter of Credit or the rights or benefits under it or proceeds of it, in whole or in part, which may prove to be invalid or ineffective for any reason;

         (c) for failure of the Beneficiary to comply fully with conditions required in order to effect a drawing;

         (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, telecopier, Telex or otherwise;

         (e) for any loss or delay in the transmission or otherwise of any document or draft required in order to make a drawing; and

         (f) for any consequences arising from causes beyond the control of the Bank. Any action taken or omitted by the Bank, under or in connection with the Standby Letter of Credit or any related certificates or other documents, if taken or omitted in good faith, shall be binding upon the Companies and shall not put the Bank under any resulting liability to the Companies.

         Section 2.18. Liability of Companies. Morgan and TDI shall each be jointly, severally and unconditionally liable for all reimbursements under any Letter of Credit without regard as to which of the Companies requested the Letter of Credit. The liability of Interstate hereunder is limited at any given time to the then aggregate Letters of Credit which have been issued at Interstate's request, or for the benefit of Interstate plus related interest, fees and costs hereunder.

                             ARTICLE III. WARRANTIES

         The Companies represent and warrant to the Bank (which representations and warran ties will survive the delivery of the Note and all extensions of credit under this Agreement) that:

         Section 3.1.  Organization; Corporate Power.

         (a)      The  Companies  are  corporations   duly  organized,   validly
                  existing,   and  in  good  standing  under  the  laws  of  the
                  jurisdiction in which they are incorporated;

         (b) The Companies have the corporate power and authority to own their properties and assets and to carry on their business as now being conducted;

         (c) The Companies are qualified to do business in every jurisdiction in which the ownership or leasing of their property or the doing of business requires such qualification; and

         (d) The Companies have the corporate power to execute, deliver, and perform their Loan Documents and to borrow hereunder.

         Section 3.2. Authorization of Borrowing. The execution, delivery, and performance of the Loan Documents have been duly authorized by all requisite corporate action.

         Section 3.3. No Conflict. The execution, delivery, and performance of the Loan Documents will not: (1) violate any provision of law, the Articles of Incorporation, the Code of Regulations or Bylaws of the Companies; (2) violate any order of any court or other agency of any federal or state government or any provision of any indenture, agreement, or other instrument to which the Companies are parties or by which they or any of their properties or assets are bound; (3) conflict with, result in a breach of, or constitute (with passage of time or delivery of notice, or both), a default under any such indenture, agreement or other instrument; or (4) result in the creation or imposition of any Lien or other encumbrance of any nature whatsoever upon any of the properties or assets of the Companies except in favor of the Bank.

         Section 3.4. Execution of Loan Documents. The Loan Documents have been duly executed and are valid and binding obligations of the Companies fully enforceable in accor dance with their respective terms.

         Section 3.5. Financial Condition. The Companies have furnished to the Bank true and correct financial statements of Morgan Group prepared by a certified public accountant as of the end of the Companies' calendar year which ended December 31, 1996, which audited financial statements present fairly Morgan Group's financial condition at such date, and there has been no material adverse change in Morgan Group's financial condition since that date.

         Section 3.6. Liabilities; Liens. The Companies have made no investment in, advance to, or guarantee of, the obligations of any Person nor are the Companies' assets and properties subject to any claims, liabilities, Liens or other encumbrances, except as disclosed in the finan cial statements and related notes thereto referred to in Section 3.5 hereof.

         Section 3.7. Litigation. There is no action, suit, examination, review or proceeding by or before any governmental instrumentality or agency now pending or, to the knowledge of the Companies, threatened against the Companies or against any property or rights of the Companies, which, if adversely determined, would materially impair the right of the Companies to carry on business as now being conducted or which would materially adversely affect the financial condition of the Companies, except for the litigation, if any, described in the notes to the financial statements referred to in Section 3.5 hereof.

         Section 3.8. Payment of Taxes. Federal income tax returns of the Companies have been examined by the Internal Revenue Service for all years prior to and including their calendar year which ended December 31, 1993, and all deficiencies finally resulting from such examinations have been discharged or proper amounts have been set aside on the Companies' books to cover such deficiencies. The Companies have filed, or caused to be filed, all federal, state, local, and foreign tax returns required to be filed, and has paid, or caused to be paid, all taxes as are shown on such returns, or on any assessment received by the Companies, to the extent that such taxes become due, except as otherwise contested in good faith. The Companies have set aside proper amounts on their books, determined in accordance with GAAP, for the payment of all taxes for the years that have not been audited by the respective tax authorities or for taxes being contested by the Companies.

         Section 3.9. Agreements. The Companies are not in default in the performance, observance, or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default materially adversely affects the business, properties, assets or financial condition of the Companies.

         Section 3.10. Regulatory Status. Neither the making nor the performance of this Agreement, nor any extension of credit hereunder, requires the consent or approval of any governmental instrumentality or political subdivision thereof, any other regulatory or adminis trative agency, or any court of competent jurisdiction.

         Section 3.11. Federal Reserve Regulations; Use of Loan Proceeds. The Companies are not engaged principally, or as one of their important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or
regulation  of  any  governmental  body,  including,   without  limitation,  the
provisions of Regulations G, U or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Following application of the proceeds of each Loan, not more than ten percent (10%) of the value of the assets of the Companies and their subsidiaries on a consolidated basis will be Margin Stock.

         Section 3.12. Subsidiaries. Morgan has three (3) subsidiaries, Transport Services Unlimited, Inc., Advertising Associates, Inc., MDA Corporation and Interstate and TDI have no subsidiaries and neither will form, purchase, or otherwise hold additional subsidiaries without written consent of the Bank. The Morgan Group has four (4) subsidiaries, Morgan Drive Away, Inc., Interstate Indemnity Company, Morgan Finance, Inc., TDI, Inc., and will not form, purchase or otherwise hold additional subsidiaries without written consent of Bank.

         Section 3.13. Licenses. The Companies have all licenses, franchises, consents, approvals or authorizations required in connection with the conduct of the business of the Companies, the absence of which would have a material adverse affect on the conduct of the Companies' business, and all such licenses, franchises, consents, approvals, and authorizations are in full force and effect.

         Section 3.14. ERISA. No Reportable Event or Prohibited Transaction has occurred and is continuing with respect to any Plan, and the Companies have incurred no "accumulated funding deficiency" (as that term is defined by ERISA) since the effective date of ERISA.

         Section 3.15. Environmental Matters. The Companies are in compliance with all Environmental Laws and all applicable federal, state, and local health and safety laws, regula tions, ordinances or rules.

         Section 3.16. Solvency. The Companies have received consideration which is the reasonable equivalent value of the obligations and liabilities that the Companies have incurred to Bank. The Companies are not insolvent as defined in any applicable state or federal statute, nor will the Companies be rendered insolvent by the execution and delivery of this Agreement or the Note to Bank. The Companies are not engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations to Bank incurred hereunder. The Companies do not intend to, nor do they believe that they will, incur debts beyond their ability to pay them as they mature.

                ARTICLE IV. CONDITIONS OF LENDING AND COLLATERAL

         Section 4.1. Credit Facility. The obligation of the Bank to make a Loan or issue a Standby Letter of Credit shall be subject to satisfaction of the following conditions, unless waived in writing by the Bank: (1) all legal matters and Loan Documents incident to the trans actions contemplated hereby shall be satisfactory, in form and substance, to Bank's counsel; (2) the Bank shall have received, (a) certificates by an authorized officer of the Companies, upon which the Bank may conclusively rely until superseded by similar certificates delivered to the Bank, certifying,
(i) all requisite action taken in connection with the transactions contemplated hereby, and (ii) the names, signatures, and authority of the Companies' authorized signers executing the Loan Documents; and (b) such other documents as the Bank may reasonably require to be executed by, or delivered on behalf of, the Companies; (3) the Bank shall have received the Note with all blanks appropriately completed, executed by an authorized signer of the Companies; (4) the Companies shall have paid to the Bank the fee(s) then due and payable in accordance with Article II and Article IX of this Agreement and a closing fee of Thirty Thousand Dollars ($30,000.00); (5) all existing credit facilities to Morgan Group and its Subsidiaries are canceled ; (6) there is no Event of Default or Potential Event of Default; (7) the Bank shall have received the written opinion of legal counsel selected by the Companies and satisfactory to the Bank, dated the date of this Agreement, in form and substance satisfactory to the Bank, to the effect that:

                  (i) this Agreement has been duly authorized, executed and delivered by the Companies and constitutes a legal, valid and binding obligation of the Companies enforceable in accordance with its terms except to the extent that such enforceability is limited by bankruptcy, insolvency, moratorium or similar laws or equitable principles relating to the enforcement of creditors' rights;

                  (ii) the Note delivered to Bank on the Closing Date has been duly author ized, executed and delivered by the Companies and is a legal, valid and binding obligation of the Companies enforceable in accordance with its terms except to the extent that such enforceability is limited by bankruptcy, insolvency, moratorium or similar laws or equitable principles relating to the enforcement of creditors' rights;

                  (iii) it is not necessary, in connection with the making and delivery of the Note under the circumstances contemplated by this Agreement, to register the Note under the Securities Act of 1933, as amended, or to qualify an indenture in respect thereof under the Trust Indenture Act of 1939, as amended;

                  (iv) no order, permission, consent or approval of any federal or state com mission, board of regulatory authority is required for the execution and delivery or performance of this Agreement and of the Note;

                  (v) neither the consummation of the Agreement nor the use by the Companies of any financial accommodation hereunder will violate the Securities Exchange Act of 1934, as amended, or applicable regulations thereunder;

                  (vi) the Companies are corporations duly organized, existing and in good standing under the laws of the state as set forth in Section 3.1 with full corporate power and authority to carry on the business, to enter into this Agreement, to borrow money as contemplated by them, to issue the Note and to carry out the provisions of this Agreement and the Note;

                  (vii) the Companies are duly qualified as foreign corporations to do business in each of the states, other than the state of their incorporation, in which the character of the properties owned by them or the nature of the business trans acted by them makes such qualification necessary, and is in good standing in each of such states;

                  (viii) there is no charter, bylaw or preferred or common stock provision, nor any indenture, contract or agreement to which the Companies are to the knowledge of such counsel parties, nor any statute, rule or regulation binding on the Companies, which would be contravened by the execution and delivery of this Agreement or of the Note or by the performance of any terms, provisions, conditions, agreements, covenants or obligations of the Companies contained herein or therein;

                  (ix)  there  are  no   actions,   suits,   investigations   or
                  proceedings (whether or not purportedly on behalf of the Companies) pending or, to the knowledge and belief of said counsel, threatened against or affecting the Companies, or the business or properties of the Companies, or before or by any governmental agency, or any court, arbitrator or grand jury, which can reasonably be expected to result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of the Companies or in the ability of the Companies to perform this Agreement. The Companies are not, to the knowledge and belief of said counsel, in default with respect to any judgment, order, writ, injunction, decree, demand, rule or regulation of any court, arbitrator, grand jury, or any of the governmental agency, default under which might have consequences which would materially and adversely affect the business, properties or assets or the condition, financial or otherwise, of the Companies;

                  (x) the  consummation  of the  Agreement and the execution and
                  delivery  of  the  Note  will  not   involve  any   prohibited
                  transaction under the Internal Revenue Code or ERISA; and

(6) the Bank shall have received a guarantee, satisfactory in form and substance to Bank's counsel, by The Morgan Group, Inc. and Morgan Finance in favor of Bank guaranteeing all indebtedness of Companies to Bank and from Morgan and TDI guaranteeing all indebtedness of Interstate to Bank, and an opinion letter of legal counsel selected by the Guarantor and satisfactory to the Bank in the form of Exhibit "C" attached to this Agreement and covering such additional matters as Bank may reasonably require.

         Section 4.2. Each Loan. The obligation of the Bank to make any Loan or to issue any Standby Letter of Credit shall be subject to compliance with
Section 4.1 herein and also subject to satisfaction of the following conditions that at the date of making such Loan or issuing any Standby Letter of Credit, and after giving effect thereto: (1) no Event of Default or Potential Default shall have occurred and be then continuing; and (2) each representation and warranty set forth in Article III above is true and correct as if then made.

         Section 4.3. Collateral. The obligations of Companies, hereunder shall be secured by the Master Revolving Note, and by the collateral described in the Security Agreements executed on even date herewith, and any and all security agreements ratified pursuant to Section 4.4 herein, and by the Other Collateral Documents and by any and all collateral securing any obligation of Companies to Bank.

         Section 4.4. Ratification and Confirmation. All security agreements, financing statements, evidence of liens, and other security documents, executed by the Companies in favor of Bank, are hereby ratified and confirmed, and adopted by and to the uses of this Agreement, and shall continue in full force and effect, and shall hereafter be related to this Agreement.

                        ARTICLE V. AFFIRMATIVE COVENANTS

         As long as financial accommodation is available hereunder and until the Expiration Date of all Letters of Credit shall have passed and until all principal of and interest on the Note have been paid in full:

         Section 5.1. Accounting; Financial Statements; and Other Information. The Companies will maintain a standard system of accounting, established and administered in accordance with GAAP consistently followed throughout the periods involved, and will set aside on their books for each fiscal quarter the proper amounts or accruals for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, prepaid expenses, and for other purposes as shall be required by GAAP. The Companies will deliver to the Bank:

         (a) As soon as practicable after the end of each month, and in any event within thirty (30) days thereafter, a balance sheet of the Companies as of the end of such month, and statements of income, certified as complete and correct by the principal financial officer of the Companies, accompanied by a certificate by the chief financial officer stating whether or not there exists any Event of Default or Potential Default.

         (b) Quarterly 10Q reports of Morgan Group within forty-five (45) days of the quarter end.

         (c) As soon as practicable after the end of each fiscal year, and in any event within one hundred twenty (120) days thereafter, the Annual 10K Report, and an audited consolidated financial statement for The Morgan Group, audited by certified public accountants of recognized standing, selected by the Companies and satisfactory to the Bank prepared in accordance with GAAP. In addition, a consolidating balance sheet as of the end of such year, and statements of income of Companies, Interstate, Morgan Finance, and the Morgan Group for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail certified as complete and correct by the principal financial officer of each entity.

         (d) Annual budgeted financial statements within ninety (90) days of year end.

         (e) Together with each set of financial statements required by subparagraphs (b) and (c) above and, in addition, upon request of the Bank at any other times, a certifi cate by the chief financial officer or other authorized officer of the Companies stating whether or not there exists any Event of Default or Potential Default (including the calculations pursuant to Sections 6.7, 6.10 and 6.11 hereunder) and if there is an Event of Default or Potential Default, specifying the nature and period of existence thereof and what action, if any, the Companies are taking or proposes to take with respect thereto.

         (f) With reasonable promptness, such other data and information as from time to time may be reasonably requested by the Bank.

         (g) Promptly and in any event within ten (10) days after the occurrence of a Reportable Event with respect to a Plan, copies of any materials required to be filed with the PBGC with respect to such Reportable Event or those that would have been required to be filed if the thirty (30) day notice requirement to the PBGC were not waived.

         (h) Promptly upon receipt, and in no event more than three (3) days after receipt, of a notice by the Companies or any ERISA Affiliate or any administrator of any Plan or Multiemployer Plan that the PBGC has instituted proceedings to terminate such Plan or to appoint a trustee to administer such Plan, a copy of such notice.

         Section 5.2. Insurance; Maintenance of Properties. The Companies will maintain with financially sound and reputable insurers, insurance with coverage and limits as may be required by law or as may be reasonably required by the Bank. The Companies will, upon request from time to time, furnish to the Bank a schedule of all insurance carried by it, setting forth in detail the amount and type of such insurance. The Companies will maintain in good repair, working order, and condition, all properties used or useful in the business of the Companies.

         Section 5.3. Existence; Business. The Companies will cause to be done all things necessary to preserve and keep in full force and effect their existence and rights, to conduct their business in a prudent manner, to maintain in full force and effect, and renew from time to time, their franchises, permits, licenses, patents, and trademarks that are necessary to operate their businesses. The Companies will comply in all material respects with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction; provided, however, the Companies shall not be required to comply with any law or regulation which it is contesting in good faith by appropriate proceedings as long as either the effect of such law or regulation is stayed pending the resolution of such proceedings or the effect of not complying with such law or regulation is not to jeopardize any franchise, license, permit patent or trademark necessary to conduct the Companies' business.

         Section 5.4. Payment of Taxes. The Companies will pay all taxes, assessments, and other governmental charges levied upon any of their properties or assets or in respect of their franchises, business, income or profits before the same become delinquent, except that no such taxes, assessments, or other charges need be paid if contested by the Companies in good faith and by appropriate proceedings promptly initiated and diligently conducted and if the Companies has set aside proper amounts, determined in accordance with GAAP, for the payment of all such taxes, charges, and assessments.

         Section 5.5. Litigation; Adverse Changes. The Companies will promptly notify the Bank in writing of: (1) any future event which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth in Article III hereof; and (2) any material adverse change in the condition, business or prospects, financial or otherwise, of the Companies.

         Section 5.6. Notice of Default. The Companies will promptly notify the Bank of any Event of Default or Potential Default hereunder and any demands made upon the Companies by any Person for the acceleration and immediate payment of any Indebtedness owed to such Person.

         Section 5.7. Inspection. The Companies will make available for inspection by duly authorized representatives of the Bank, or its designated agent, the Companies' books, records, and properties when reasonably requested to do so, and will furnish the Bank such information regarding their business affairs and financial condition within a reasonable time after written request therefor.

         Section 5.8. Environmental Matters. The Companies and each of their subsidiaries:

         (a)      Shall comply with all Environmental Laws.

         (b) Shall deliver promptly to Bank notice of the receipt of any document received from the United States Environmental
                  Protection Agency or any state, county or municipal environmental or health agency and, upon request of Bank: (1) copies of any documents received from the United States Environmental Pro tection Agency or any state, county or municipal environmental or health agency; and (2) copies of any documents submitted by Companies or any of their Subsidiaries to the United States Environmental Protection Agency or any state, county or municipal environmental or health agency concerning their operations.

         Section 5.9. Depository Accounts. Companies shall maintain all of their primary depository accounts with the Bank, and Companies grant Bank the right to offset Companies' funds on deposit with the Bank against Indebtedness owed by Companies to the Bank.

                         ARTICLE VI. NEGATIVE COVENANTS

         As long as credit is available hereunder and until all principal of and interest on the Note have been paid in full:

         Section 6.1. Sale or Purchase of Assets. Morgan Group and the Companies (indivi dually or collectively) will not, nor will they allow any Subsidiary to, directly or indirectly: (1) purchase, lease or otherwise acquire any assets except in the ordinary course of business or as otherwise permitted by any provision of this Agreement; or (2) sell, lease, transfer or otherwise dispose of any facility (for purposes of this provision, sales of assets associated with the closing of the Truckaway segment shall be excluded in an amount not to exceed Two Million One Hundred Twenty-Five Thousand Dollars ($2,125,000.00); or
(3) sell, lease, transfer or otherwise dispose of in any transaction or series of related transactions any of their property or assets (except in the ordinary course of business) without written consent of Bank.

         Section 6.2. Liens. Morgan Group and the Companies (individually or collectively) will not, nor will they allow any Subsidiary to, directly or indirectly, create, incur, assume, or permit to exist any Lien with respect to any property or asset of the Companies now owned or hereafter acquired other than:

         (a) Liens for taxes or governmental assessments, charges or levies the payment of which is not at the time required by Section
                  5.4 hereof;

         (b) Liens imposed by law, such as Liens of landlords, carriers, warehousemen, mechanics, and materialmen arising in the ordinary course of business for sums not yet due or being contested by appropriate proceedings promptly initiated and diligently conducted, provided the Companies have set aside proper amounts, determined in accordance with GAAP, for the payment of all such Liens;

         (c) Liens incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, and surety and appeal bonds, or to secure the performance and return of money, bonds, and other similar obligations, but excluding Indebtedness; and

         (d) Liens in respect of judgments or awards with respect to which the Companies shall, in good faith, be prosecuting an appeal or proceeding for review and with respect to which a stay of execution upon such appeal or proceeding for review shall have been obtained;

         (e) Liens that secure the Companies' Indebtedness for the purchase price of any real or personal property and that only encumber the property purchased; provided the aggregate amount of all such purchase money Liens shall not exceed an aggregate amount outstanding at any time of Two Hundred Thousand Dollars ($200,000.00) (For purposes of calculating said $200,000.00 figure, all purchase money Liens of the Morgan Group, Companies, Interstate, Morgan Finance, and the Subsidiaries of Companies will be included so that the combined purchase money Liens shall not exceed Two Hundred Thousand Dollars ($200,000.00);

         (f)      Liens in favor of the Bank or any Affiliate Bank.

         Section 6.3. Indebtedness. Morgan Group and the Companies (individually or collectively) will not, nor will they allow any Subsidiary to, directly or indirectly, create, incur or assume Indebtedness, or otherwise become liable with respect to, any Indebtedness other than:

         (a) Indebtedness now or hereafter payable, directly or indirectly, by the Companies to the Bank or any Affiliate Bank;

         (b)      Subordinated Debt of the Companies;

         (c) To the extent permitted by this Agreement, Indebtedness for the purchase price of any real or personal property, which is secured only by a Lien on the Property purchased;

         (d) Unsecured current Indebtedness and deferred liabilities (other than for borrowed money or represented by bonds, notes, or other securities) incurred in the ordinary course of business (except that Companies may enter into agreements with their insurance providers for payment of premiums over a period of time not to exceed one (1) year); and

         (e) Indebtedness for taxes, assessments, governmental charges, Liens, or similar claims to the extent not yet due and payable.

         Section 6.4. Investments; Loans. Morgan Group and the Companies (individually or collectively) will not, nor will they allow any Subsidiary to, directly or indirectly, without written approval of the Bank: (1) purchase or otherwise acquire any stock or other securities of any other Person (except that it shall not be a violation of this agreement if Companies receive, following a bankruptcy or other insolvency proceeding by one of Companies' debtors, stock in exchange for or settlement of the unpaid account of that debtor to Companies); or (2) make or permit to be outstanding any loan (other than loans to officers in relation to or for the purpose of the special employee stock purchase plan) or advance (other than trade advances in the ordinary course of business and extensions of credit by Companies or Morgan Finance to owner-operators for the purchase of a piece of equipment so long as the advances do not exceed the value of the collateral pledged by the owner-operator to Companies or Morgan Finance and assigned by Companies or Morgan Finance to Bank) or enter into any arrange ment to provide funds or credit, to any other Person, except that the Companies may purchase or otherwise acquire and own marketable United States Treasury and Agency obligations, and certificates of deposit and bankers' acceptances issued or created by any domestic commercial bank.

         Section 6.5. Guaranties. Except for the guarantees given to Bank, Morgan Group and the Companies (individually or collectively) will not, nor will they allow any Subsidiary to, guarantee, directly or indirectly, or otherwise become surety (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to, or otherwise invest in, any Person, or enter into any working capital maintenance or similar agreement) in respect of any obligation or Indebtedness of any other Person, except guaranties by endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business; provided, however, Morgan Group and/or its Subsidiaries may guarantee the debt of Persons in an amount not to exceed, in the aggregate, Five Hundred Thousand Dollars ($500,000.00).

         Section 6.6. Mergers; Consolidation; Acquisitions. Morgan Group and the Companies (individually or collectively) will not, nor will they allow any Subsidiaries to, merge or consolidate with any Person or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of their assets (whether now owned or hereafter acquired). Nor will Morgan Group, or Companies, or any Subsidiaries purchase or otherwise acquire (whether in one transaction or in a series of trans actions) all or substantially all of the assets of any Person (whether through an asset or stock purchase) without prior written consent of Bank.

         Section 6.7. Consolidated Net Worth. Morgan Group will not permit at any time its Consolidated Net Worth to be less than Twelve Million Five Hundred Thousand Dollars ($12,500,000.00). The required Consolidated Net Worth shall increase quarterly by an amount equal to fifty percent (50%) of Morgan Group's consolidated quarterly positive net earnings beginning with the first quarter end that occurs following execution of this Agreement. The required Consolidated Net Worth shall not decrease below the amount established in the prior quarter even if there is a quarter in which the Morgan Group does not have positive net earnings.

         The required Consolidated Net Worth shall also be increased by the amount of any equity issued or subordinated debt converted to equity by the Morgan Group over the term of this Revolving Credit Facility Agreement, excluding stock offerings under any of the Morgan Group's or its Subsidiaries' employee benefit plan.

         Section 6.9. Subordinated Debt. Morgan Group and the Companies (individually or collectively) will not, nor will they allow any Subsidiaries to, make any payment upon outstanding Subordinated Debt, except in such manner and amounts as may be expressly authorized in any subordination agreement presently or hereafter held by the Bank.

         Section 6.10. Leverage. Morgan Group will not permit its Leverage, on a consolidated basis, to be at any time more than forty-five percent (45%), calculated at closing and quarterly thereafter beginning with the first quarter end that occurs following execution of this Agreement.

         Section 6.11. Interest Coverage. Morgan Group will not permit its Interest Coverage, on a consolidated basis, to fall below 2.0 to 1.0. This covenant will be measured on a year-to-date basis for fiscal year 1997, until a rolling four-quarter period is established.

         Section 6.12. Transactions With Affiliates. Morgan Group and the Companies (individually or collectively) will not, nor will they allow any Subsidiary to, enter into any transaction including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate except in the ordinary course of business (or as otherwise allowed herein) and pursuant to the reasonable requirements of the Companies' business and upon terms found by the Board of Directors to be fair and reasonable and no less favorable to the Companies than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

         Section 6.13. Name Change. Morgan Group and the Companies (individually or collectively) will not change their name or location without written notification to Bank.

         Section 6.14. Use of Proceeds. Proceeds from the Loans hereunder shall be used solely for proper corporate purposes.

                         ARTICLE VII. EVENTS OF DEFAULT

         The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

         Section 7.1. Principal or Interest. If the Companies fail to pay any installment of principal of or interest on the Note or any other sums of money upon demand or when otherwise due and payable under this Agreement or fail to pay any installment of principal of or interest on any other obligation of Companies to Bank, an Affiliate Bank or Leasing Company when due and payable; or

         Section 7.2. Misrepresentation. If any representation or warranty made herein by the Companies or in any written statement, certificate, report or financial statement at any time furnished by, or on behalf of, the Companies in connection herewith, is incorrect or misleading in any material respect when made; or

         Section 7.3. Failure of Performance of this Agreement. If the Companies or the Morgan Group or any Affiliate or Subsidiary fails to perform or observe any covenant or agreement contained in this Agreement, or in any other agreement between Companies and Bank, an Affiliate Bank or Leasing Company other than any sums of money payable, and such failure remains unremedied for ten (10) calendar days after the Bank, Affiliate Bank or Leasing Company shall have given written notice thereof to the Companies; or

         Section 7.4. Default by Morgan Group. Any action which would constitute a default by Morgan Group in the performance or observation of any covenants, conditions or agreements contained in any agreement entered into by Morgan Group and Bank, an Affiliate Bank or Leasing Company or in any note, guaranty or mortgage or other security instrument signed by Morgan Group and given to Bank, an Affiliate Bank or Leasing Company; or

         Section 7.5. Default by Morgan Finance. Any action which would constitute a default by Morgan Finance in the performance or observation of any covenants, conditions or agreements contained in any agreement entered into by Morgan Finance and Bank, an Affiliate Bank or Leasing Company or in any note, guaranty or mortgage or other security instrument signed by Morgan Finance and given to Bank, an Affiliate Bank or Leasing Company; or

         Section 7.6. Cross-Default. If the Companies (or any Guarantor or any Affiliate or Subsidiary): (1) fails to pay any Indebtedness (other than as evidenced by the Note) owing by the Companies (or such Guarantor or any Affiliate or Subsidiary) when due, whether at matur ity, by acceleration, or otherwise; or (2) fails to perform any term, covenant or agreement on their part to be performed under any agreement or instrument (other than the Loan Documents) evidencing, securing or relating to such Indebtedness when required to be performed, or is otherwise in default thereunder, if the effect of such failure is to accelerate, or to permit the holder(s) of such Indebtedness or the trustee(s) under any such agreement or instrument to accelerate, the maturity of such Indebtedness, whether or not such failure shall be waived by such holder(s) or trustee(s); or

         Section 7.7. Event of Default Under Any Security Agreement. If any Event of Default occurs (with passage of time or service of notice, or both) under the terms of any Security Agreement; or

         Section 7.8. ERISA. If any of the following events occur: (1) any Plan incurs any "accumulated funding deficiency" (as such term is defined in ERISA) whether waived or not; (2) the Companies engage in any Prohibited Transaction;
(3) any Plan is terminated; (4) a trustee is appointed by an appropriate United States district court to administer any Plan; or (5) the PBGC institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

         Section 7.9. Guaranty. Failure by any Guarantor to maintain in effect guarantees of all obligations of Companies to Bank, an Affiliate Bank, and
Leasing Company, including, but not limited to, obligations under this Agreement, or failure of any Guarantor to deliver to Bank any financial statements or documents required under Section 5.1 hereunder.

         Section 7.10. Insolvency. If the Companies (or any Guarantor) shall discontinue business or if the Companies or any Guarantor or Subsidiary: (1) is adjudicated bankrupt or insolvent under any law of any existing jurisdiction, domestic or foreign, or ceases, is unable, or admits in writing their inability to pay their debts generally as they mature, or makes a general assignment for the benefit of creditors; (2) applies for, or consents to, the appointment of any receiver, trustee or similar officer for it or for any substantial part of their property, or any such receiver, trustee or similar officer is appointed without the application or consent of the Companies (or such Guarantor or Subsidiary), and such appointment continues thereafter undischarged for a period of thirty (30) days; (3) institutes, or consents to the institution of any bankruptcy, insolvency, reorganization, arrangement, readjustment or debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; (4) any such proceeding is instituted against the Companies (or such Guarantor or Subsidiary) and remains thereafter undismissed for a period of thirty (30) days; or (5) any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against a substantial part of the property of the Companies or any subsidiary (or Guarantor or Subsidiary) and such judgment, writ or similar process is not effectively stayed within thirty
(30) days after its issue or levy, or any Guarantor becomes deceased.

                       ARTICLE VIII. REMEDIES UPON DEFAULT

         Section 8.1. Optional Acceleration. In the event that one or more of the Events of Default set forth in Sections 7.1 through 7.9 above occurs and is not waived by the Bank, then, in any such event, and at any time thereafter, the Bank may, it its option, terminate its commitment to issue any Loan and any Standby Letter of Credit and declare the unpaid principal of, and all accrued interest on, the Note, and any other liabilities hereunder, and all other Indebtedness of the Companies to the Bank forthwith due and payable, whereupon the same will forthwith become due and payable without presentment, demand, protest or other notice of any kind, all of which the Companies hereby expressly waive, anything contained herein or in the Note to the contrary notwithstanding.

         Section 8.2. Automatic Acceleration. Upon the happening of an Event of Default referred to in Section 7.10 above, the unpaid principal of, and all accrued interest on, the Note, and any other liabilities hereunder and all other Indebtedness of the Companies to the Bank then existing will thereupon become immediately due and payable in full and the commitment, if any, of the Bank to issue Loans or any Standby Letter of Credit, if not previously terminated, will thereupon immediately terminate without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Companies, anything contained herein or in the Note to the contrary notwithstanding.

         Section 8.3. Right of Setoff; Security. Upon the occurrence of an Event of Default, the Bank has the right, in addition to all other rights and remedies available to it, to set off the unpaid balance of the Note and any other Indebtedness payable to the Bank held by it against any debt owing to the Companies by the Bank or by an Affiliate Bank, including, without limitation, any obligation under a repurchase agreement or any funds held at any time by the Bank or any Affiliate Bank, whether collected or in the process of collection, or in any time or demand deposit account maintained by the Companies at, or evidenced by any certificate of deposit issued by, the Bank or any Affiliate Bank. The Companies hereby grant, pledge, and assign to the Bank a security interest in, or Lien upon, all cash, negotiable instruments, securities, deposit accounts, and other cash equivalents, whether collected or in the process of collection, whether matured or unmatured, now or hereafter in the possession of the Bank or any Affiliate Bank and upon which the Companies have or may hereafter have any claim. The Companies acknowledge and agree that all of the foregoing shall constitute "cash collateral" for purposes of this Agreement. The Companies agree, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Note may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Companies pursuant to this Agreement in the amount of such participation.

         Section 8.4. No Waiver. The remedies in this Article VIII are in addition to, not in limitation of, any other right, power, privilege or remedy, either in law, in equity, or other wise, to which the Bank may be entitled. No failure or delay on the part of the Bank in exercising any right, power or remedy will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

         Section 8.5. Waiver of Surety Defenses. Each and every guarantor, surety, endorser, and accommodation party of the obligations contained herein shall be deemed to and shall have irrevocably waived and relinquished (1) the benefit of any and all defenses to enforcement of the Note, any counterclaim, offset or claim in recoupment, based upon contract, arising at equity, or under any state or federal law regarding suretyship or guaranty generally; and (2) any discharge provided in Indiana Code 26-1-3.1-605, or other state or federal statute of similar import. Consistent with this waiver, and not by way of limitation, the person or persons entitled to enforce the Note may, at any time and without notice to any guarantor, surety, endorser or accommodation party of the obligations contained in the Note, (i) extend the maturity date of the Note; (ii) adjust any and all terms of the Note, even if such adjustment materially alters the obligation; (iii) take any action (or not take any action) with respect to any collateral for the Note, including without limitation, releasing or diminishing (intentionally or otherwise) the extent or value of such collateral.

         Section 8.6. Additional Waivers. Each and every guarantor, surety, endorser, and accommodation party of the obligations contained herein, or in the Note, hereby waives each of the following:

         (a) presentment, demand and protest, and notice of dishonor, nonpayment or other default with respect to any of the obligations hereunder;

         (b) any and all defenses, claims and discharges of Companies or any other obligor, except the defense of discharge by payment in full; and, without limiting the generality of the foregoing, will not assert, plead or enforce against the Bank any defense of waiver, release, discharge in bankruptcy, statute of limitations, respondent judicata, statute of frauds, anti-deficiency statute, incapacity, minority, usury, illegality or unenforceability which may be available to the Companies or any setoff available to the Companies or any other person against Bank; and

         (c) any requirement that Bank take action, realize, institute suit, or exercise or exhaust its rights or remedies against any of the Companies or against any other person or guarantor, or collateral securing and/or guaranteeing all or any part of the obligations, prior to enforcing any rights it has against said guarantor, surety, endorser or accommodation party.

         (d) the invalidity of any instruments evidencing any obligation hereunder or the disability or legal incapacity of any person in whole or in part, at any time;

         (e) the fact that the amount or value of any of the property constituting a part of the Collateral, may at any time have been or be incorrectly estimated;

         (f) the deterioration in market or other values, waste, loss by fire, theft, loss, non- existence or substitution of any property constituting a part of the Collateral;

         (g)      relief from valuation and appraisement laws; and

         (h) any right that a guarantor, surety, endorser or accommodation party has, or might hereafter have, to recover from any of the Companies the monies that any such guarantor, surety, endorser or accommodation party is obligated to pay to Bank hereunder. Until Bank is paid in full and until no commitment by Bank to provide Loans or financial accommodations hereunder remains, the undersigned will not exercise or enforce, and expressly waives, any right of contribution, reimbursement, indemnification, recourse or subrogation available to the undersigned against any person liable for payment of the obligations hereunder, including, but not limited to, each of the Companies or as to any collateral security therefor.

         Section 8.7. Information Concerning Financial Conditions of Borrower. Each and every guarantor, surety, endorser and accommodation party of the obligations contained herein acknowledges that it is capable of, and hereby assumes responsibility for keeping informed of the financial conditions of the Companies, and of all other circumstances bearing upon the risk of nonpayment of the obligations that diligent inquiry would reveal, and hereby agree that Bank shall have no duty to advise them of information known to Bank regarding such conditions or any such circumstances.

                            ARTICLE IX. MISCELLANEOUS

         Section 9.1. Amendments. No waiver of any provision of this Agreement or the Note, or consent to departure therefrom, is effective unless in writing and signed by the Bank. No such consent or waiver extends beyond the particular case and purpose involved. No amendment to this Agreement is effective unless in writing and signed by the Companies and the Bank.

         Section 9.2. Expenses; Documentary Taxes. The Companies shall pay: (1) all out-of-pocket expenses of the Bank, including, but not limited to, all filing fees and costs related thereto and all legal fees and disbursements of special counsel for the Bank, in connection with the preparation of this Agreement and the related documents; (2) any out-of-pocket expenses of the Bank, including fees and disbursements of special counsel for the Bank related to any waiver or consent hereunder or any amendment hereof or any Event of Default hereunder; and (3) if an Event of Default or Potential Default occurs, all out-of-pocket expenses incurred by the Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default or Potential Default and collection and other enforcement proceedings result ing therefrom. The Companies shall reimburse the Bank for its payment of all transfer taxes, documentary taxes, assessments or charges made by any governmental authority be reason of the execution and delivery of this Agreement or the Note. Provided, however, nothing contained herein shall be construed as requiring Companies to pay income taxes of Bank incurred as a result of the Revolving Loan relationship.

         Section 9.3. Indemnification. The Companies shall indemnify and hold the Bank harmless against any and all liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank relating to or arising out of this Agreement or any actual or proposed use of proceeds of any Loan hereunder; provided, however, that the Bank shall have no right to be indemnified hereunder for its own bad faith or willful misconduct as determined by a court of competent jurisdiction. The Companies further agree to indemnify the Bank against any loss or expense which the Bank may sustain or incur as a consequence of any default by the Companies in payment when due of any amount due hereunder in respect of any Libor Rate Loan, including, but not limited to, any loss of profit, premium or penalty incurred by the Bank in respect of funds borrowed by it for the purpose of making or maintaining any such Loan, as determined by the Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by the Bank to the Companies and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

         Section 9.4. Construction. This Agreement and the Note will be governed by and construed in accordance with the laws of the state of Indiana without regard to principles of conflict of laws. The several captions to different sections of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions hereof.

         Section 9.5. Extension of Time. Whenever any payment hereunder or under the Note becomes due on a date which the Bank is not open for the transaction of business, such payment will be due on the next succeeding Business Day and such extension of time will be included in computing interest in connection with such payment.

         Section  9.6.   Notices.   All  written  notices,   requests  or  other
communications herein provided for must be addressed to the Companies as follows:

         Morgan Drive Away, Inc.
         2746 Old U.S. 20 West
         Elkhart, IN 46514
         Attn:  Richard B. DeBoer, Chief Financial Officer

         TDI, Inc.
         10920 East McKinley
         Osceola, IN 46561-9786
         Attn: Richard B. DeBoer, Chief Financial Officer

         Interstate Indemnity Company
         2746 Old U.S. 20 West
         Elkhart, IN 46514
         Attn:  Richard B. DeBoer, Chief Financial Officer

to the Bank as follows:

         KeyBank National Association
         127 Public Square
         Cleveland, OH 44114
         Attn:             Mr. Matthew P. Tuohey, Assistant Vice President

Service of all written notices under this Agreement shall be sufficient if hand delivered, or delivered or mailed to the party at its respective address as set forth above or at such address as such party may provide in writing from time to time. Any such notice shall be effective when hand delivered, delivered by overnight carrier or received by United States mail, certified mail, return receipt requested at the address provided herein or at such address designated to the other in writing.

         Section 9.7. Survival of Agreements; Relationship. All agreements, representations, and warranties made in this Agreement will survive the making of the extension of credit hereunder, and will bind and inure to the benefit of the Companies and the Bank, and their respective successors and assigns; provided, that no subsequent holder of the Note shall by reason of acquiring that Note become obligated to make any Loan hereunder and no successor to or assignee of the Companies may borrow hereunder without the Bank's written assent. The relationship between the Companies and the Bank with respect to this Agreement, the Note and any other Loan Document is and shall be solely that of debtor and creditor, respectively, and the Bank has no fiduciary obligation toward the Companies with respect to any such document or the transactions contemplated thereby.

         Section 9.8. Severability. If any provision of this Agreement or the Note, or any action taken hereunder, or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement or the Note, each of which shall be construed and enforced without reference to such illegal or invalid portion and shall be deemed to be effective or taken in the manner and to the full extent permitted by law.

         Section 9.9. Entire Agreement. This Agreement, the Note, and any other Loan Document integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

         Section 9.10. Submission to Jurisdiction; Venue. As part of the consideration for the financial accommodation extended to Companies by Bank, Companies consent to the juris diction of any local, state or federal court located within Elkhart County, Indiana, (or in the case of a federal court, the jurisdiction of which includes Elkhart County, Indiana) and consent that all such service of process be made by registered mail directed to the parties at the address stated in this Agreement and service so made shall be deemed to be completed five (5) days after such mailing.

         Section 9.11. Jury Trial Waiver. COMPANIES WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BANK AND COMPANIES ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELA TIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREE MENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

         IN WITNESS WHEREOF, the Companies and the Bank have each caused this Agree ment to be executed by their duly authorized officers this 27 day of March, 1997.

                                   COMPANIES:
                                   MORGAN DRIVE AWAY, INC.

                                   By:/s/ Richard B. DeBoer
                                   ------------------------------------------
                                   (Signature)

                                   Richard B. DeBoer, Chief Financial Officer
                                             and Treasurer
                                   ------------------------------------------
                                   (Typed or Printed Name and Office)

                                   TDI, INC.

                                   By:/s/ Richard B. DeBoer
                                   ------------------------------------------
                                   (Signature)

                                   Richard B. DeBoer, Chief Financial Officer
                                             and Treasurer
                                   ------------------------------------------
                                   (Typed or Printed Name and Office)

                                   INTERSTATE INDEMNITY COMPANY

                                   By:/s/ Richard B. DeBoer
                                   ------------------------------------------
                                   (Signature)

                                   Richard B. DeBoer, Chief Financial Officer
                                             and Treasurer
                                   ------------------------------------------
                                   (Typed or Printed Name and Office)
SIGNATURES CONTINUED ON PAGE 37

                                   BANK:
                                   KEYBANK NATIONAL ASSOCIATION

                                   By:_________________________________________
                                   (Signature)
                                   ------------------------------------------
                                   (Typed or Printed Name and Office)



         The undersigned, The Morgan Group, Inc. represents and warrants that it has read and reviewed this Agreement and that it consents to the execution of this document by Morgan Drive Away, Inc., TDI, Inc., and Interstate Indemnity Company and agrees to be bound by the terms and conditions contained herein.

                                  THE MORGAN GROUP, INC.:

                                   By:/s/ Richard B. DeBoer
                                   ------------------------------------------
                                   (Signature)

                                   Richard B. DeBoer, Chief Financial Officer
                                             and Treasurer
                                   ------------------------------------------
                                   (Typed or Printed Name and Office)

                  LIST OF EXHIBITS TO MORGAN DRIVE AWAY, INC.'S
                       REVOLVING CREDIT FACILITY AGREEMENT


Exhibit "A"
         Promissory Note........................................5
Exhibit "B"
         Letters of Credit......................................6
Exhibit "C"
         Opinion Letter........................................22